loanDepot announces second quarter 2026 financial results

Strategic expansion into home equity drove unit volume growth of 25%, and revenue growth of 18%, improved operating leverage and substantially narrowed the quarterly loss compared to prior quarter.

Second Quarter 2026 Highlights:
•Loan origination volume increased 4% to $7.99 billion and unit volume increased 25% from the first quarter of 2026, demonstrating meaningful progress in the Company’s strategic expansion into home equity lending through its 5X5 HomeLoan product.
•Revenue grew 18% to $337 million and adjusted revenue increased 3% to $308 million compared to the prior quarter, primarily due to higher origination income and servicing revenue.
•Pull-through weighted gain on sale margin increased 74 basis points to 345 basis points, supported by the Company’s deliberate mix shift toward higher-margin home equity and government loans.
•Operating leverage strengthened as revenue increased while expenses increased less than 1% to $344 million from the prior quarter, reflecting disciplined cost management and benefits of a more efficient product mix; return on marketing increased 70% and cost-per-funded loan decreased 12% from the second quarter of 20251.
•The Company has begun actioning approximately $12 million of annualized productivity initiatives progressing through the remainder of the year.
•Net loss was narrowed to $7 million, compared with a net loss of $55 million in the prior quarter.
•Adjusted net loss was $29 million, compared with adjusted net loss of $34 million in the prior quarter.
•Adjusted EBITDA was $20 million, compared to adjusted EBITDA of $14 million in the prior quarter.
•The Company repurchased $16 million of senior notes at an average purchase price of 90% of par during the quarter and repurchased an additional $27 million of notes at an average purchase price of 86% of par post quarter end through July 30, 2026.

IRVINE, Calif., August 04, 2026 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the second quarter ended June 30, 2026.

"We have moved decisively to reshape the business for profitable market share growth in any macro environment and are starting to see the signs of our progress: we are making more loans, faster and at a lower cost,” said loanDepot Founder and Chief Executive Officer Anthony Hsieh. “In the second quarter, revenue increased, operating leverage improved, and our net loss narrowed substantially even as interest rates rose meaningfully beginning in March. The pace of improvement accelerated as the quarter progressed, with June demonstrating the strongest results so far this year.

Hsieh continued, “A central driver of this momentum is the progress we made during the second quarter in executing our strategic expansion into home equity lending. This represents a significant expansion opportunity within a market supported by approximately $35 trillion of U.S. homeowner equity. Importantly, these are the same homeowners we have long served through traditional refinance products. In a higher-rate environment, however, home equity products can allow qualified borrowers to access liquidity while preserving an attractive first-mortgage rate and may offer a more compelling value proposition than higher-cost alternatives such as unsecured personal loans, credit cards, and certain small business financing products.

1 Internal management metrics: Return on marketing is lead expense to Direct channel revenue and Cost per funded loan is mortgage-related expenses to total origination volume.

“Home equity lending is more stable, less rate sensitive, and less seasonal than refinance and purchase mortgage lending. Loan balances are smaller, but gain on sale and revenue are both typically higher, and our cost to produce is significantly lower. We are now seeing the results of this pivot. The second quarter results demonstrate that this strategic shift is beginning to translate into measurable growth, stronger margins and improved operating leverage.

“During the year, we continued to expand our core mortgage franchise by adding builder partners in our joint venture channel and branch locations in our retail channel. That growth contributed to an increase in purchase market share during the quarter and reinforces the durability of our diversified origination platform.

“Our ability to pivot toward home equity while continuing to grow purchase market share reflects the agility of our team and the adaptability of loanDepot’s differentiated model. We believe our nationally recognized brand, valuable servicing portfolio, diversified origination channels, proven ability to develop loan officers organically, industry-leading recapture capabilities, and technology-enabled customer acquisition platform allow us to redirect capacity toward the products that offer the greatest customer and shareholder value in a given rate environment. Few originators have the resources, customer relationships or operating expertise to make that transition at scale. As refinance and purchase opportunities expand, we expect to deploy the same platform and execution discipline to capture them quickly. This is what it means to be built to compete across market cycles.”

Chief Financial Officer David Hayes said, "The second quarter represented another meaningful step forward in our financial performance and showed that we can increase funded volume while maintaining disciplined expense management and a clear focus on profitability. The benefits of our product mix shift were evident in higher revenue, stronger pull-through weighted gain on sale margin and an improved bottom line. Maintaining strong liquidity remains a top priority, and we took advantage of favorable market conditions to monetize approximately $10 billion of servicing rights after quarter end. We also continue to evaluate opportunities to optimize our capital structure. Addressing the Company’s bond maturities remains a high priority for management, and we are evaluating a range of options with the support of retained advisors."

Second Quarter Highlights:

Financial Summary

	Three Months Ended			Six Months Ended
($ in thousands except per share data) (Unaudited)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Rate lock volume	$8,994,216	$11,445,494	$8,560,699	$20,439,710	$16,198,686
Pull-through weighted lock volume(1)	6,632,371	8,274,191	6,348,060	14,906,562	11,766,745
Loan origination volume	7,993,712	7,658,619	6,734,529	15,652,331	11,908,457
Gain on sale margin(2)	2.86%	2.93%	3.11%	2.90%	3.38%
Pull-through weighted gain on sale margin(3)	3.45%	2.71%	3.30%	3.04%	3.42%
Financial Results
Total revenue	$337,321	$286,387	$282,537	$623,708	$556,158
Total expense	343,938	341,500	314,871	685,438	634,596
Net loss	(6,622)	(54,942)	(25,273)	(61,564)	(65,969)
Diluted loss per share	$(0.02)	$(0.16)	$(0.06)	$(0.18)	$(0.17)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$307,551	$299,250	$291,912	$606,801	$570,356
Adjusted net loss	(29,226)	(33,624)	(16,013)	(62,839)	(41,368)
Adjusted EBITDA	20,478	14,305	25,631	34,783	43,928
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Non-volume2 related expenses decreased $6.4 million from the first quarter of 2026, primarily reflecting lower salary-related costs, servicing expense, and other interest expense.
•Pull-through weighted lock volume was $6.6 billion for the second quarter of 2026, a decrease of $1.6 billion or 20% from the first quarter, primarily reflecting the Company’s strategic mix shift toward higher-margin HELOC production, which does not carry an associated interest rate lock.
•Loan origination volume for the second quarter of 2026 was $8.0 billion, an increase of $335.1 million or 4% from the first quarter of 2026.
•Purchase volume totaled 57% of total loans originated during the second quarter, up from 41% during the first quarter of 2026.
2 Volume related expenses include commissions, marketing and advertising expense, and direct origination expense. All remaining expenses are considered non-volume related.

•Our preliminary organic refinance consumer direct recapture rate3 decreased to 68% for the second quarter from the first quarter 2026’s recapture rate of 73%.

Outlook for the third quarter of 2026
•Origination volume of between $6.25 billion and $8.25 billion.
•Pull-through weighted rate lock volume of between $5.25 billion and $7.25 billion.
•Pull-through weighted gain on sale margin of between 360 basis points and 390 basis points.

Servicing

	Three Months Ended			Six Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Due to collection/realization of cash flows	$(49,538)	$(51,442)	$(42,832)	$(100,980)	$(79,008)

Due to changes in valuation inputs or assumptions	36,677	448	145	37,125	(23,543)
Realized (losses) gains on sale of servicing rights	(588)	(888)	44	(1,477)	106
Net (loss) gain from derivatives hedging servicing rights	(6,319)	(12,423)	(9,564)	(18,741)	9,239
Changes in fair value of servicing rights, net of hedging gains and losses	29,770	(12,863)	(9,375)	16,907	(14,198)
Other realized gains (losses) on sales of servicing rights (1)	210	(54)	(169)	156	(273)
Changes in fair value of servicing rights, net	$(19,558)	$(64,359)	$(52,376)	$(83,917)	$(93,479)

Servicing fee income	$111,964	$108,749	$108,209	$220,713	$212,487
(1)Includes the provision for sold MSRs and broker fees.

3 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available. Data is as of July 20, 2026.

	Three Months Ended			Six Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Balance at beginning of period	$1,669,648	$1,637,706	$1,603,031	$1,637,706	$1,615,510
Additions	98,335	87,150	66,940	185,485	119,626
Sales proceeds	(2,991)	(3,326)	(10,474)	(6,316)	(15,837)
Changes in fair value:
Due to changes in valuation inputs or assumptions	36,677	448	145	37,125	(23,543)
Due to collection/realization of cash flows	(49,538)	(51,442)	(42,832)	(100,980)	(79,008)
Realized (losses) gains on sales of servicing rights	(588)	(888)	44	(1,477)	106
Total changes in fair value	(13,449)	(51,882)	(42,643)	(65,332)	(102,445)
Balance at end of period (1)	$1,751,543	$1,669,648	$1,616,854	$1,751,543	$1,616,854
(1)Balances are net of $28.3 million, $21.6 million, and $19.1 million of servicing rights liability as of June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun-26 vs Mar-26	Jun-26 vs Jun-25
Servicing portfolio (unpaid principal balance)	$123,387,503	$120,674,154	$117,539,884	2.2%	5.0%

Total servicing portfolio (units)	465,089	455,634	432,764	2.1	7.5

60+ days delinquent ($)	$2,142,638	$2,113,465	$1,641,165	1.4	30.6
60+ days delinquent (%)	1.7%	1.8%	1.4%
Servicing rights, net to UPB	1.4%	1.4%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun-26 vs Mar-26	Jun-26 vs Jun-25
Cash and cash equivalents	$229,128	$277,418	$408,623	(17.4)%	(43.9)%
Loans held for sale, at fair value	2,643,032	3,266,759	2,622,959	(19.1)	0.8
Loans held for investment, at fair value	106,268	108,227	111,591	(1.8)	(4.8)
Servicing rights, at fair value	1,779,817	1,691,235	1,635,991	5.2	8.8
Total assets	6,696,560	7,246,519	6,208,726	(7.6)	7.9
Warehouse and other lines of credit	2,443,802	3,024,131	2,411,416	(19.2)	1.3
Total liabilities	6,363,514	6,909,223	5,769,676	(7.9)	10.3
Total equity	333,046	337,296	439,050	(1.3)	(24.1)

A decrease in loans held for sale at June 30, 2026, resulted in a corresponding decrease in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $4.4 billion at June 30, 2026 and March 31, 2026. Available borrowing capacity was $1.9 billion at June 30, 2026.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
REVENUES:
Interest income	$39,692	$39,383	$40,946	$79,075	$76,017
Interest expense	(37,433)	(36,679)	(39,297)	(74,112)	(71,059)
Net interest income	2,259	2,704	1,649	4,963	4,958

Gain on origination and sale of loans, net	176,740	192,006	174,810	368,746	341,186
Origination income, net	52,224	32,622	34,931	84,846	60,789
Servicing fee income	111,964	108,749	108,209	220,713	212,487
Change in fair value of servicing rights, net	(19,558)	(64,359)	(52,376)	(83,917)	(93,479)
Other income	13,692	14,665	15,314	28,357	30,217
Total net revenues	337,321	286,387	282,537	623,708	556,158

EXPENSES:
Personnel expense	180,729	175,367	154,116	356,096	304,277
Marketing and advertising expense	26,694	29,006	37,878	55,700	76,128
Direct origination expense	27,840	25,088	20,456	52,928	42,411
General and administrative expense	47,528	46,881	39,727	94,409	83,860
Occupancy expense	4,595	4,275	4,133	8,870	8,429
Depreciation and amortization	5,869	6,335	6,379	12,204	14,045
Servicing expense	8,820	11,478	8,184	20,298	18,183
Other interest expense	41,863	43,070	43,998	84,933	87,263
Total expenses	343,938	341,500	314,871	685,438	634,596

Loss before income taxes	(6,617)	(55,113)	(32,334)	(61,730)	(78,438)
Income tax expense (benefit)	5	(171)	(7,061)	(166)	(12,469)
Net loss	(6,622)	(54,942)	(25,273)	(61,564)	(65,969)
Net loss attributable to noncontrolling interests	(2,089)	(17,455)	(11,885)	(19,544)	(30,686)
Net loss attributable to loanDepot, Inc.	$(4,533)	$(37,487)	$(13,388)	$(42,020)	$(35,283)

Basic loss per share	$(0.02)	$(0.16)	$(0.06)	$(0.18)	$(0.17)
Diluted loss per share	$(0.02)	$(0.16)	$(0.06)	$(0.18)	$(0.17)

Weighted average shares outstanding
Basic	231,643,671	228,962,329	207,948,195	230,290,154	204,370,382
Diluted	231,643,671	228,962,329	207,948,195	230,290,154	204,370,382

Consolidated Balance Sheets

($ in thousands)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$229,128	$277,418	$337,232
Restricted cash	70,717	79,770	63,790
Loans held for sale, at fair value	2,643,032	3,266,759	3,165,542
Loans held for investment, at fair value	106,268	108,227	109,821
Derivative assets, at fair value	59,225	70,076	42,365
Servicing rights, at fair value	1,779,817	1,691,235	1,658,223
Trading securities, at fair value	82,008	83,722	85,640
Property and equipment, net	65,485	63,514	61,929
Operating lease right-of-use asset	25,951	24,592	23,877
Loans eligible for repurchase	1,401,739	1,344,573	1,074,386
Investments in joint ventures	18,177	18,101	18,251
Other assets	215,013	218,532	216,880
Total assets	$6,696,560	$7,246,519	$6,857,936

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,443,802	$3,024,131	$2,902,539
Accounts payable and accrued expenses	346,638	374,374	349,350
Derivative liabilities, at fair value	6,341	17,253	10,718
Liability for loans eligible for repurchase	1,401,739	1,344,573	1,074,386
Operating lease liability	34,790	34,325	34,630
Debt obligations, net	2,130,204	2,114,567	2,100,303
Total liabilities	6,363,514	6,909,223	6,471,926
EQUITY:
Total equity	333,046	337,296	386,010
Total liabilities and equity	$6,696,560	$7,246,519	$6,857,936

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Loan origination volume by type:
Conventional conforming	$3,263,295	$3,933,312	$2,967,898	$7,196,607	$5,086,764
FHA/VA/USDA	2,819,401	2,486,444	2,616,977	5,305,845	4,738,185
Jumbo	794,773	668,245	422,732	1,463,018	742,122
Other	1,116,243	570,618	726,922	1,686,861	1,341,386
Total	$7,993,712	$7,658,619	$6,734,529	$15,652,331	$11,908,457

Loan origination volume by purpose:
Purchase	$4,560,891	$3,159,251	$4,263,771	$7,720,142	$7,327,685
Refinance - cash out	2,650,296	2,628,228	1,978,142	5,278,524	3,825,318
Refinance - rate/term	782,525	1,871,140	492,616	2,653,665	755,454
Total	$7,993,712	$7,658,619	$6,734,529	$15,652,331	$11,908,457

Loans sold:
Servicing retained	$6,713,623	$5,749,016	$4,296,646	$12,462,639	$7,750,356
Servicing released	2,001,477	1,924,638	2,645,958	3,926,115	4,359,921
Total	$8,715,100	$7,673,654	$6,942,604	$16,388,754	$12,110,277

Second Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET to discuss the Company’s financial and operational highlights followed by a question-and-answer session.

Register online at https://events.q4inc.com/attendee/948119963. A live audio webcast of the conference call will also be available via the Company's website, investors.loandepot.com, under the Events & Presentation tab. A replay of the webcast will be made available following the conclusion of the event.

For more information about loanDepot, please visit the Company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA. We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs, and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. We have excluded expenses directly related to the cybersecurity incident in January 2024 that resulted from unauthorized access to our systems (the “Cybersecurity Incident”), net of insurance recoveries during fiscal 2024, such as costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, and professional fees, including legal expenses, settlement costs, and commission guarantees. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, and impairment charges to operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income,” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state, and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class B and Class C common stock to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•They do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Loss, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA are not intended as alternatives to total revenue, net loss, net loss attributable to the Company, or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Loss, Adjusted Diluted Weighted Average Shares Outstanding, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Total net revenue	$337,321	$286,387	$282,537	$623,708	$556,158
Valuation changes in servicing rights, net of hedging gains and losses(1)	(29,770)	12,863	9,375	(16,907)	14,198
Adjusted total revenue	$307,551	$299,250	$291,912	$606,801	$570,356
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.

Reconciliation of Net Loss to Adjusted Net Loss ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net loss attributable to loanDepot, Inc.	$(4,533)	$(37,487)	$(13,388)	$(42,020)	$(35,283)
Net loss from the pro forma conversion of Class B or Class C common stock to Class A common stock (1)	(2,089)	(17,455)	(11,885)	(19,544)	(30,686)
Net loss	(6,622)	(54,942)	(25,273)	(61,564)	(65,969)
Adjustments to the benefit for income taxes(2)	5	54	2,937	53	7,791
Tax-effected net loss	(6,617)	(54,888)	(22,336)	(61,511)	(58,178)
Valuation changes in servicing rights, net of hedging gains and losses(3)	(29,770)	12,863	9,375	(16,907)	14,198
Stock-based compensation expense	5,281	6,393	(2,256)	11,674	3,460
Restructuring charges(4)	1,198	708	157	1,906	2,278
Cybersecurity incident(5)	1,058	121	301	1,179	1,089
Gain on extinguishment of debt	(1,170)	—	—	(1,170)	—
Loss (gain) on disposal of fixed assets	1,596	(72)	11	1,524	28
Other impairment(6)	—	—	—	—	5
Tax effect of adjustments(7)	(802)	1,251	(1,265)	466	(4,248)
Adjusted net loss	$(29,226)	$(33,624)	$(16,013)	$(62,839)	$(41,368)
(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class B common stock and Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the benefit for income taxes reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	4.52	4.82	3.71	4.67%	4.39%
Effect of valuation allowance and other tax adjustments	(25.29)%	(25.51)%	—%	(25.40)%	—%
Effective income tax rate	0.23%	0.31%	24.71%	0.27%	25.39%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(4)Reflects employee severance expense and professional services associated with restructuring efforts.
(5)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, settlement costs, and commission guarantees.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Share Data:
Diluted weighted average shares of Class A common stock and Class D common stock outstanding	231,643,671	228,962,329	207,948,195	230,290,154	204,370,382
Assumed pro forma conversion of weighted average Class B common stock and Class C common stock to Class A common stock (1)	106,139,515	106,207,433	121,881,530	106,173,474	124,561,094
Adjusted diluted weighted average shares outstanding	337,783,186	335,169,762	329,829,725	336,463,628	328,931,476
(1)Reflects the assumed pro forma exchange and conversion of Class B and Class C common stock.

Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Jun 30, 2026	Jun 30, 2025
Net loss	$(6,622)	$(54,942)	$(25,273)	$(61,564)	$(65,969)
Interest expense - non-funding debt (1)	41,863	43,070	43,998	84,933	87,263
Income tax expense (benefit)	5	(171)	(7,061)	(166)	(12,469)
Depreciation and amortization	5,869	6,335	6,379	12,204	14,045
Valuation changes in servicing rights, net of hedging gains and losses(2)	(29,770)	12,863	9,375	(16,907)	14,198
Stock-based compensation expense	5,281	6,393	(2,256)	11,674	3,460
Restructuring charges(3)	1,198	708	157	1,906	2,278
Cybersecurity incident(4)	1,058	121	301	1,179	1,089
Loss (gain) on disposal of fixed assets	1,596	(72)	11	1,524	28
Other impairment (5)	—	—	—	—	5
Adjusted EBITDA	$20,478	$14,305	$25,631	$34,783	$43,928
(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs and debt discount, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs.
(3)Reflects employee severance expense and professional services associated with restructuring efforts.
(4)Represents expenses directly related to the Cybersecurity Incident, net of insurance recoveries during fiscal 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, settlement costs, and commission guarantees.
(5)Represents lease impairment on corporate and retail locations.

Forward-Looking Statements
This press release and related management commentary contain, and responses to investor questions may contain, forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “aim,” “anticipate,” “expect,” “goal,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. Examples of forward-looking statements include, but are not limited to, our strategic expansion into home equity lending and the expected benefits of that strategy; attractiveness and growth of our home equity products, competitive advantages and market differentiators; automation, technology and innovation initiatives and investments, including artificial intelligence and the benefits of our technology-enabled, multi-channel platform; strategic opportunities, strengths, plans, focuses, and progress; our momentum; our readiness to take advantage of improved market opportunities; market share; hedging strategy benefits; return to profitability; expenses and expense management; liquidity and financing strategies; settlement of a mortgage servicing rights transaction; productivity initiatives; loan officer growth and development; operating leverage; loan origination volumes; pull-through weighted lock volume; pull-through weighted gain on sale margin; and evaluation of capital structures and bond maturities.

These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of our strategic plans and priorities and the success of other business initiatives, including our partnership with Figure Technology Solutions; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; our ability to effectively utilize artificial intelligence and emerging technologies; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to favorably resolve regulatory matters related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates, changes in global trade policy and tariffs, geopolitical tensions and conflicts and impacts from government shutdowns; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; our ability to address our senior notes; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025, as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
Since its launch in 2010, loanDepot (NYSE: LDI) has revolutionized the mortgage industry with digital innovations that make transacting easier, faster, and less stressful for customers and originators alike. The Company, which is licensed in all 50 states, helps its customers achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. loanDepot is also committed to serving the communities in which its team lives and works through a variety of local and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations

(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com
LDI-IR